Boulanger, Hicks, Stein & Churchill
                     135 East 57th Street
                   New York, New York  10022
                        (212) 838-5600


June 29, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Registration Statement on Form S-3
               920,000 Shares of Common Stock
               ----------------------------------

Gentlemen:

          On behalf of Citizens Utilities Company (the "Company") with respect to its Registration Statement on Form S-3 which covers shares of Common Stock Series A and Series B ("Shares") we are transmitting, in accordance with the requirements of Regulation C, the following:

               1. Registration Statement on Form S-3 covering Shares to be offered by selling shareholders who have received such Shares in non-public business ac-quisition transactions;

               2. The exhibits required to be filed with the Registration Statement, being legal opinion and consent, accountant's consent and powers of attorney; and

               3. The Company's request for acceleration of the Registration Statement.

          The fees are being transmitted to the designated lock box depository.

          The Prospectus to be used in connection with the shares covered by the Registration Statement will also be used in connection with the shares covered by the Registration Statement on Form S-3, File No. 33-55075, initially filed with the Commission on August 16, 1994, declared effective on August 31, 1994 (and the enclosed Prospectus shall constitute Post-Effective Amendment No. 1 thereto).

          The number of shares covered by Registration Statement No. 33-55075 has increased pursuant to Rule 416 by reason of quarterly stock dividends, and registrant is amending Registration Statement No. 33-55075 to reflect such increase. Registrant is requesting that such Post-Effective Amendment No. 1 be declared effective together with the enclosed Registration Statement.

          If you have any questions, please do not hesitate to call Jonathan H. Churchill or Doris Speer of this office, (212) 838-5600 (Fax:
212-753-6971), or Charles J. Weiss at the Company (203) 329-4612, (Fax:
(203) 329-4651).

                              Sincerely,




                              Jonathan H. Churchill

cc:  Robert J. DeSantis
     Charles J. Weiss
     H. Roger Schwall (w/o enclosures)